Exhibit 3.6
AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
CVR SPECIAL GP, LLC
A Delaware Limited Liability Company
     This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CVR SPECIAL GP, LLC (this “Agreement”), dated as of Oct. 24, 2007, is adopted, executed and agreed to by the sole Member (as defined below).
     1. Formation. CVR Special GP, LLC (the “Company”) has been formed as a Delaware limited liability company under and pursuant to the Delaware Limited Liability Company Act (the “Act”).
     2. Term. The Company shall have a perpetual existence.
     3. Purposes. The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.
     4. Sole Member. Coffeyville Resources, LLC, a Delaware limited liability company, shall be the sole member of the Company (the “Member”).
     5. Contributions. The Member has made an initial contribution to the capital of the Company, as reflected in the Company’s books and records. Without creating any rights in favor of any third party, the Member may, from time to time, make additional contributions of cash or property to the capital of the Company, but shall have no obligation to do so.
     6. Taxes. The Member shall prepare and timely file (on behalf of the Company) all state and local tax returns, if any, required to be filed by the Company. The Company and the Member acknowledge that for federal income tax purposes, the Company will be disregarded as an entity separate from the Member pursuant to Treasury Regulation § 301.7701-3 as long as all of the member interests in the Company are owned by the Member.
     7. Distributions. The Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.
     8. Management. The management of the Company is fully reserved to the Member, and the Company shall not have “managers,” as that term is used in the Act. The Member may appoint a President, Chief Financial Officer, one or more Vice Presidents, a Secretary and/or one or more other officers as it deems necessary, desirable or appropriate, with such authority and upon such terms and conditions as the Member deems appropriate. Any such officer shall serve at the pleasure of the Member and may be removed, with or without cause, by the Member.

     9. Dissolution. The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Member may elect. No other event (including, without limitation, an event described in Section 18-801(4) of the Act) will cause the Company to dissolve.
     10. Liability of Member. The Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided for in the Act.
     11. Exculpation and Indemnity. The Member or officers of the Company shall not be liable or accountable in damages or otherwise to the Company for any act or omission done or omitted by him in good faith, unless such act or omission constitutes gross negligence, willful misconduct, or a breach of this Agreement on the part of the Member, or officers of the Company. The Company shall indemnify the Member or officers of the Company to the fullest extent permitted by law against any loss, liability, damage, judgment, demand, claim, cost or expense incurred by or asserted against the Member or officers of the Company (including, without limitation, reasonable attorneys’ fees and disbursements incurred in the defense thereof) arising out of any act or omission of the Member or officers in connection with the Company, unless such act or omission constitutes bad faith, gross negligence or willful misconduct on the part of the Member or officers of the Company.
     12. Governing Law. This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware without regard to the principle of conflict-of-laws.
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     IN WITNESS WHEREOF, the Member has executed this Agreement as of the date written first above.

COFFEYVILLE RESOURCES, LLC
By:	/s/ James T. Rens
Name: James T. Rens
Title: Chief Financial Officer and Treasurer

[Amended and Restated LLC Agreement — CVR Special GP, LLC]